UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/14/2005

APPLE COMPUTER INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-10030

CA	94-2404110
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Infinite Loop, Cupertino, CA 95014
(Address of principal executive offices, including zip code)

(408) 996-1010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Apple Computer, Inc. Performance Bonus Plan

On December 14, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Apple Computer, Inc. ("Apple") approved participants, performance goals and a bonus formula for fiscal year 2006 under Apple's Performance Bonus Plan (the "Bonus Plan").

The Committee designated all of Apple's executive officers, other than Apple's Chief Executive Officer, as Bonus Plan participants for fiscal year 2006. The Committee also designated other Apple key employees who are not executive officers as Bonus Plan participants for fiscal year 2006.

As set forth in the Bonus Plan, which was approved by Apple's shareholders at the 2005 Annual Meeting of Shareholders, the Committee may choose from a range of defined performance measures.   For fiscal year 2006, the Committee approved two equally-weighted performance measures. These goals relate to Apple achieving certain levels of annual revenue and operating margin.

The target bonus payable under the Bonus Plan for fiscal year 2006 to Apple's executive officers, other than Apple's Chief Executive Officer, is equal to 50% of annual base salary. The maximum bonus payable is equal to 100% of annual base salary. The maximum bonus pool approved for all participants is approximately $6 million.

The actual bonuses payable for fiscal year 2006 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee. In addition, the Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable based on actual performance. Each of the Bonus Plan participants must remain an employee for all of fiscal year 2006 in order to be eligible for any bonus.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLE COMPUTER INC

Date: December 16, 2005	By:	/s/ Peter Oppenheimer
Peter Oppenheimer
Senior Vice President and Chief Financial Officer